SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2018 (September 1, 2018)

CENTERSTATE BANK CORPORATION

(Exact name of registrant as specified in its charter)

Florida	000-32017	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1101 First Street South, Suite 202, Winter Haven, FL	33880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (863) 293-4710

Not Applicable

(Former name or former address, if changed since last report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets

Closing of Acquisition of Charter Financial Corporation

Effective September 1, 2018, CenterState Bank Corporation (the “Company” or “CenterState”) completed its previously-announced acquisition of Charter Financial Corporation (“Charter”), pursuant to an Agreement and Plan of Merger by and between CenterState and Charter, dated as of April 24, 2018 (the “Merger Agreement”) through the merger of Charter with and into CenterState (the “Merger”), with CenterState as the surviving entity in the Merger. Immediately following the Merger, Charter’s wholly-owned subsidiary bank, CharterBank, merged with and into CenterState Bank, N.A. (“CenterState Bank”), with CenterState Bank as the surviving national bank subsidiary of the Company.

Pursuant to the Merger Agreement, Charter’s stockholders received (i) 0.738 shares of CenterState common stock plus (ii) $2.30 in cash for each outstanding share of Charter common stock held immediately prior to the effective time of the Merger and any cash dividends payable to CenterState shareholders on or after the closing of the Merger.  No fractional shares of CenterState common stock were issued in the Merger and any fractional share of CenterState common stock was paid in cash in the amount of $29.71 per share. Each option to purchase shares of Charter common stock was converted into the right to receive a cash payment equal to the product of (i) the number of shares of Charter common stock underlying such option and (ii) $23.00 minus the exercise price per share under such option. Additionally, all shares of Charter restricted stock automatically became vested in full and were treated as outstanding shares of Charter common stock.

The Company issued 11,424,813 shares of CenterState common stock, which had a value of approximately $349.8 million based on the closing price of CenterState common stock on August 31, 2018, and paid $35.6 million in cash, for an aggregate merger consideration of $385.4 million.  Each share of CenterState common stock outstanding immediately prior to the Merger remained outstanding and was unaffected by the Merger.

In connection with the Merger, the Company assumed Charter’s obligations as required by the indentures and certain related agreements with respect to Charter’s outstanding trust preferred securities, which have an aggregate principal amount of $9.3 million (in each case before related acquisition accounting fair market value adjustments). Charter had previously assumed the obligations with respect to such trust preferred securities in connection with its acquisition of CBS Financial Corporation.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1.

Item 8.01	Other Events

On September 4, 2018, the Company issued a press release announcing the closing of the Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

	(a)	Financial statements of business acquired.

The Company intends to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the day this Current Report on Form 8-K was required to be filed.

(b)	Pro forma financial information.

The Company intends to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-Kwas required to be filed.

(d)	Exhibits:

2.1

Agreement and Plan of Merger, dated as of April 24, 2018, by and between CenterState Bank Corporation and Charter Financial Corporation (incorporated by reference to Exhibit 2.1 to CenterState Bank Corporation’s Form 10-Q filed on May 3, 2018).

99.1	Press Release of CenterState Bank Corporation, dated September 4, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANK CORPORATION

By:	/s/ Jennifer L. Idell
Jennifer L. Idell
Executive Vice President and
Chief Financial Officer

Date:  September 4, 2018

3